Exhibit 10.23

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

INVESTIGATOR-INITIATED CLINICAL STUDY AGREEMENT

This Clinical Study Agreement is entered into on 10 March 2023 (“Effective Date”) by and between

(1)	CYTOMED THERAPEUTICS LIMITED, (Company registration number: 201808327H), a company incorporated in Singapore with its registered office at 1 Commonwealth Lane #08-22 Singapore 149544 (“Company”);

AND

(2)	NATIONAL UNIVERSITY HOSPITAL (SINGAPORE) PTE LTD, (Company registration number: 198500843R), a company incorporated in Singapore with its registered address at 1E Kent Ridge Road, #13-00, Singapore 119228 (“NUH”);

(collectively the “Parties” and each a “Party”).

WHEREAS

A.	Company has developed the CTM-N2D (“Product”) and is willing to provide the support as described in Schedule B for the Study.

B.	NUH is a healthcare organisation and is interested to carry out a Study entitled “A Phase I Trial to Evaluate Allogeneic NKG2DL-targeting Chimeric Antigen Receptor-grafted γδ T Cells (“CTM-N2D”) in Subjects with Advanced Solid Tumours or Haematological Malignancies (the ANGELICA Trial)” as detailed in the Protocol (defined below).

C.	Dr. Raghav Sundar, Consultant, Department of Haematology-Oncology of NUH, is the Principal Investigator of this Study (hereinafter the “Principal Investigator”).

D.	Each Party confirms that it is familiar with and understands the applicable professional, ethical and legal requirements and standards governing clinical trials and that it is capable of complying with all such requirements and enter into this Agreement to set out the terms pursuant to which the Study shall be conducted by NUH.

THE PARTIES HEREBY AGREE as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

(a)	Affiliate means any company, partnership or other entity which at any time directly or indirectly controls, is controlled by or is under common control with the relevant Party including as a subsidiary, parent or holding company. The expression “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation.

(b)	Agreement means this agreement between NUH and Company. The Schedules to this Agreement form an integral part of and shall be deemed to be incorporated in this Agreement.

(c)	Applicable Laws means all applicable Singapore laws, regulations, rules and directives of the Singapore regulatory authorities and shall include the Personal Data Protection Act (No 26 of 2012), Medicines (Clinical Trials) Regulations 2016 and their respective subsidiary legislation and regulations and the ICH GCP (as defined below).

(d)	Adverse Event or Serious Adverse Event means adverse event and serious adverse event respectively as defined in the Medicines (Clinical Trials) Regulations 2016.

(e)	Background IP means Intellectual Property which is owned or originates from and/or comes into the ownership or control of any Party separately and independently of the Study, under which such Party is free to use and/or grant licences and which is expressly documented by the disclosing Party and disclosed to the other Party pursuant to the Study and/or this Agreement.

(f)	Case Report Form means a case report form used to record the de-identified data collected during the Study in whatever medium.

(g)	Confidential Information means all information of a Party and/or its Affiliates, disclosed or otherwise made available to the other Party in connection with this Agreement including information relating to the Study, any device, graphics, written information, or information in any other tangible form and is marked at the time of disclosure as being confidential or proprietary or with words of similar import. Information disclosed orally or visually and identified at the time as “Confidential” or “Proprietary” shall be considered Confidential Information if it has been confirmed and designated in writing as confidential or proprietary within thirty (30) days after its disclosure.

(h)	Know-how shall mean any experience, methods, techniques, processes, discoveries, inventions, innovations, unpatentable processes, technical information, specifications, recipes, formulae, designs, plans, documentation, drawings, data and other technical information.

(i)	“ICH-GCP” means the Guidelines for Good Clinical Practice of the International Conference on Harmonization (ICH-GCP).

(j)	Intellectual Property means all and any intellectual and/or industrial property rights of whatever nature and kind anywhere in the world, including patents, copyrights, trade marks, service marks (whether registered or not), domain names, meta tags, design rights, moral rights, rights relating to computer software, registered designs, database rights and rights in databases and any similar property rights, other industrial or intellectual property rights, including those subsisting in any part of the world in inventions, unregistered designs, drawings, lay-out circuit designs, computer programs, utility models, petty patents, trade secrets, test or development results, Confidential Information, Know-How, business names, goodwill and the style or presentation of goods or services and in applications for protection of any of the above rights subsisting anywhere in the world.

(k)	PDPA means the Personal Data Protection Act 2012 (Act 26 of 2012), including regulations, subsidiary legislation, re-enactments, supplements, amendments and any advisory/ guidelines issued by the Personal Data Protection Committee.

(l)	Personal Data means personal data as defined in the PDPA i.e. data whether true or not, about an individual who can be identified (i) from that data, or (ii) from that data and other information which the organisation has or is likely to have access to. For example, personal identifiers such as name, NRIC/FIN/ Passport number, date of birth, images of individuals, mobile number, personal email address, medical information, employment details etc.

(m)	Principal Investigator is the person responsible for the conduct of the Study at the Study Site and Dr. Raghav Sundar is the Principal Investigator of this Study, the Angelica Trial..

(n)	Product means the product(s), if any, provided by Company which is being studied or tested in the Study, including all relevant materials or resources as described in Schedule B.

(o)	Protocol means the study protocol set out in SCHEDULE A, which may be amended from time to time provided that such amendments shall be approved by the Responsible Ethics Committee prior to taking effect.

(p)	Regulatory Authority means any government body which has jurisdiction over the conduct of the Study at the Study Site.

(q)	Responsible Ethics Committee means the properly constituted Ethics Committee for NUH that is responsible for approving the Protocol. In this case, it is the Institutional Review Board (IRB) / National Healthcare Group Domain Specific Review Boards (NHG DSRB).

(r)	Source Data shall have the same definition as that in the ICH GCP.

(s)	Source Documents shall have the same definition as that in the ICH GCP

(t)	Study means the “Blood Donor Screening, Blood Donation and Blood Transportation for the CTM-N2D Trial in Singapore” as detailed in the Protocol to be conducted in accordance with the Protocol.

(u)	Study Personnel means the employees, staff or agents of NUH who are involved in the conduct of the Study, and shall include the Principal Investigator.

(v)	Study Results means the results and conclusions about the Study, as would be included in a Study report or publication which excludes any Source Data, Source Documents and any identifiable data of the Study Subjects.

(w)	Study Site means the location(s) under the control of NUH and the Principal Investigator where the Study is actually conducted.

(x)	Study Subject means a person recruited to participate in the Study.

1.2	In this Agreement,

(a)	words in the singular include the plural and vice versa and reference to one gender includes all genders;

(b)	any reference to “includes” or “including” are to be construed as indicative and non-exhaustive lists;

(c)	unless otherwise specified or prevented by Applicable Laws, reference to “writing” includes faxes, email and letters;

(d)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; and

(e)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, state or government and vice versa.

2	Term & Duration

2.1	This Agreement shall come into effect on the Effective Date and continue until completion of the Study, unless terminated earlier in accordance with the provisions herein.

2.2	The Study shall begin only after NUH has obtained approval from the Responsible Ethics Committee and full execution of this Agreement.

2.3	The Parties acknowledge that the Study is research in nature and hence completion within the period of performance, or the achievement of the deliverables and/or milestones specified herein within the time schedules specified herein cannot be guaranteed. The Parties shall exercise reasonable efforts in the performance of their obligations as set out in this Agreement.

3	Conduct of the Study

3.1	If the Principal Investigator is unable to complete the Study and NUH and Company are unable to mutually agree on a substitute Principal Investigator within three (3) months after the effective date of the Principal Investigator’s withdrawal from the Study, this Agreement may be terminated at the discretion of NUH or Company.

3.2	NUH will be solely responsible for complying with any and all Singapore regulatory obligations associated with the conduct of the Study, and monitoring and ensuring regulatory compliance of NUH and Study Personnel.

3.3	NUH agrees to conduct the Study in accordance with the Protocol (including any amendments thereto, which shall be approved by the Responsible Ethics Committee) and to obtain all necessary approvals from the Responsible Ethics Committee and any Regulatory Authority. NUH shall comply with all Applicable Laws and any conditions imposed by the Responsible Ethics Committee and Regulatory Authority.

3.4	NUH and the Principal Investigator agree to use the Product for the sole purpose of conducting the Study.

3.5	NUH and the Principal Investigator will notify the Responsible Ethics Committee of Adverse Events/Serious Adverse Events in accordance with all Applicable Laws. The Principal Investigator shall notify Company of Adverse Events/Serious Adverse Events within a reasonable time and take all appropriate and reasonable measures, in consultation with Company, to protect the Study Subjects at risk following the occurrences of any unanticipated complications or Adverse Events/Serious Adverse Events. The Company will notify the Regulatory Authorities of the Adverse Events/Serious Adverse Events upon receiving notification from Principal Investigator.

4	Provision of Support by Company

4.1	Company agrees to provide funding and supply at no cost to NUH such quantities of the Product as may be required for the Study, as described in Schedule B.

4.2	Company shall also provide all relevant clinical information, and where applicable, instruction manual/guide, product labels, storage, handling and safety instructions and advice which are required for the safe and proper use of the Product and the proper planning and conduct of the Study.

4.3	Company will comply with all Applicable Laws in performing its obligations under this Agreement.

4.4	Company will be solely responsible for obtaining and maintaining a Clinical Trial Certificate or similar applications required to conduct the Study in Singapore, and provide such documentations to NUH.

4.5	Company shall:

(a)	ensure that all Products are manufactured and packaged in accordance with all relevant laws, regulations and any other requirement of any applicable Regulatory Authority and shall indemnify NUH and Study Personnel (the “Indemnified Parties “) against any claims arising from the Product save to the extent such claim arises directly from negligence or malpractice on the part of the Indemnified Parties;

(b)	provide reasonable assistance to NUH and Study Personnel in ensuring that the Product is labelled in accordance with the requirements, if any, of the Protocol;

(c)	provide reasonable supervision, training and monitoring support to NUH and Study Personnel during the conduct of the Study;

(d)	respond to any requests for information from NUH or the Study Personnel within a reasonable period of time; and

(e)	at any time during the Study or after, to monitor the use of the Product in other places (within and outside Singapore) and promptly notify NUH and the Principal Investigator upon the occurrence of any one or more of the following:

(i)	the withdrawal of the Product from any other market or the early termination of any relevant trial for safety reasons;

(ii)	any findings which Company may become aware of that may indicate that current or past Study Subjects are at an increased risk of a problem or concern that was not anticipated at the time of the Study design;

(iii)	any other factor which could affect the safety of the Study Subjects or their willingness to continue participation in or which could influence the conduct of the Study, or alter the Responsible Ethics Committee’s approval to continue the Study; or

(iv)	any findings during monitoring / audits which may include serious or continuing non-compliance, or evidence of scientific misconduct.

4.6	Company agrees and confirms that the support provided is not conditioned on any pre-existing or future business relationship between Company and either the Principal Investigator or NUH. It is agreed and understood that the entering of this Agreement between Company and NUH in no way, either overtly or covertly, directly or indirectly, requires NUH or the Principal Investigator or any member of the Study Personnel to make any recommendations to patients or the Study Subjects with respect to the Product or any of Company’s products.

5	Confidentiality

5.1	Each Party shall:

(a)	keep the other Party’s Confidential Information confidential at all times;
(b)	only use the other Party’s Confidential Information for the purposes of performing its obligations under this Agreement;
(c)	protect the other Party’s Confidential Information and prevent any accidental loss or unauthorized access, disclosure, destruction, disposal, copying and modification of the Confidential Information;
(d)	only disclose the other Party’s Confidential Information as permitted in this Agreement; and
(e)	not retain any Confidential Information in any form whatsoever for any period of time longer than is necessary to serve the purpose for which the Confidential Information was collected and used.

5.2	Each Party agrees that Confidential Information shall at all times remain the property of the disclosing Party and to use the Confidential Information of the other Party solely for the purposes of this Agreement. The disclosure of Confidential Information shall not be construed as a grant of any right or licence with respect to the information delivered except as set forth herein or in a duly executed licence agreement.

5.3	Parties agree that all Confidential Information communicated in connection with this Agreement shall be kept confidential by them unless a specific written release has been obtained from the disclosing Party. Each Party agrees to make Confidential Information available only to those of its Affiliates, employees, professional, legal advisors and/or the Study Personnel (“Authorised Representatives”) who require access to it in the performance of this Agreement, and to inform such Authorised Representatives of the confidential nature of such information and their obligation to protect such confidentiality, and ensure that such Authorised Representatives shall also observe and be bound by the confidentiality provisions of this Agreement. Each Party shall exert reasonable efforts, no less than the protection given to its own confidential information, to maintain such information in confidence. This obligation of confidentiality shall continue to survive termination or expiration for a period of fifteen (15) years from the Effective Date of this Agreement. Notwithstanding any other provision to the contrary in this Agreement, Company’s obligations of confidentiality and restrictions with regards to Personal Data of Study Subjects are perpetual.

5.4	Each Party agrees that the obligations of confidentiality contained herein shall not attach to information that:-

(a)	is publicly available prior to the date of disclosure under this Agreement or becomes publicly available thereafter through no wrongful act or omission of the receiving Party, and through no accidental loss or disclosure, unauthorised access, illegal means and/or breach of this Agreement;

(b)	was known to the receiving Party prior to the date of the disclosure or becomes known to the receiving Party thereafter from a third party having an apparent bona fide right to disclose the information, as evidenced by written records;

(c)	is disclosed by the receiving Party with the prior written approval of the disclosing Party;

(d)	is independently developed by the receiving Party, as evidenced by written records;

(e)	the receiving Party is obligated to produce pursuant to an order of a court of competent jurisdiction or by law, provided that the receiving Party, if not legally prohibited from so doing, promptly notifies the disclosing Party and cooperates reasonably with efforts to contest or limit the scope of such order or legal requirement to disclose.

5.5	Notwithstanding anything to the contrary in this Agreement, where the Study Subject seeks medical attention from another public healthcare institution located in Singapore (“Singapore PHI”), NUH shall be allowed, to disclose Confidential Information to such Singapore PHI for the purpose of enabling the Singapore PHI to provide medical care or treatment to the Study Subject.

5.6	For the avoidance of doubt, Confidential Information belonging to NUH shall include the Source Documents and the Source Data.

5.7	Each Party must promptly inform the other Party about any unauthorised and/or inadvertent disclosure of the other Party’s Confidential Information.

6	Protection of Personal Data

6.1	Where either Party receives Personal Data from the other Party, or may have access to such Personal Data, they shall fully comply with the Personal Data Protection Act (No. 26 of 2012) and all subsidiary legislation, including any re-enactments, supplements and amendments when dealing with Personal Data.

6.2	Without prejudice to the generality of the foregoing, the Parties will ensure that no Personal Data is published, whether under Clause 7 or otherwise, and will ensure that any information about Study Subjects published as part of the Study Results is de-identified.

6.3	Save as otherwise expressly stated herein, NUH, the Principal Investigator and Study Personnel shall not disclose to Company any Personal Data relating to the Study Subjects or information from which the identity of the Study Subjects can be deduced without the prior consent of the Study Subjects. The only exception shall be the Source Data verification, during which the monitors of Company (if any) are not allowed to make copies of the patient case notes in any form whether electronic or otherwise. Any access granted to Company’s monitors to the Study Site or to NUH’s premises or documents shall be subject to such terms and conditions relating to occupational health and safety, security, and confidentiality as NUH may require.

6A	Transfer of Biological Samples

6A.1	NUH may from time to time provide biological samples including but not limited to blood samples (“Biological Samples”) to Company for the purpose of this Study. The Parties agree that any such provision of Biological Samples between the Parties is subject to the provisions of this clause. All Biological Samples shall remain the property of NUH, and Company shall obtain no rights (in title or otherwise) to the Biological Samples other than those explicitly set forth in this Agreement.

6A.2	For the purpose of this Agreement, Biological Samples shall include the Progeny and Unmodified Derivatives. The Biological Samples shall not include Modifications or other substances created by Company through the use of the Biological Samples which are not Progeny or Unmodified Derivatives. For the purposes of this Agreement,

(a)	“Progeny” shall mean unmodified descendent(s) from Biological Samples, such as a such as virus from virus, cell from cell, or organism from organism;
(b)	“Modifications” means substances created by Company which contain/incorporate the Biological Sample; and
(c)	Unmodified Derivatives shall mean substances created by Company which constitute an unmodified functional sub-unit or expression product expressed by the Biological Sample. Examples include: subclones of unmodified cell lines.

6A.3	Company shall take all reasonable precautions and adequate measures to preserve the integrity and prevent any corruption or loss, damage or destruction of Biological Samples.

6A.4	Neither the Biological Samples, nor any substance that is replicated or derived therefrom shall be used for purposes other than this Study or be transferred, delivered or disclosed to any third party, without the prior written consent of NUH.

6A.5	The Parties agree that use of the Biological Samples is subject to prior approval from the Responsible Ethics Committee and the informed consent from the Study Subjects.

6A.6	Upon the expiry or earlier termination of this Agreement, any unused Biological Samples will be either returned to NUH or irretrievably destroyed in accordance with Applicable Laws and the written instructions of NUH. Company shall provide a written confirmation of the same upon written request of NUH.

6A.7	The Biological Samples are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Biological Samples are necessarily known. NUH shall not be liable for any damages resulting from the use, application, storage, or destruction of the Biological Samples by Company.

7	Publication

7.1	Any Party may publish and otherwise publicly disclose information it has gained in the course of the Project including but not limited to information relating to the Study Results (“the Publishing Party”), subject to the provisions in this Clause. The Publishing Party will provide the other Parties with a copy of each proposed publication or presentation in advance of publication or presentation (collectively referred to as the “Publication”) and the other Parties shall have thirty (30) days to review each Publication to identify and notify the Publishing Party in writing of any subject matter that is the confidential information of or proprietary to that Party or which constitutes patentable subject matter; failing which that Party shall be deemed to have approved the Publication. The Publishing Party and the other Parties shall, within fourteen (14) days of the Publishing Party’s receipt of the other Parties’ aforesaid notice, work together to delete or modify the portions objected to by one Party so as to allow the Publication to proceed as amended or modified or if the proposed publication or presentation involves patentable subject matter, the publication or presentation shall be delayed for a further period of ninety (90) days or longer as practically needed to allow for a patent to be filed. If no decision is made within the aforementioned ten (10)-day period, the Publishing Party may proceed with the Publication with the necessary deletions of the portions objected to by a Party.

7.2	In all Publications, both Parties would be granted co-authorship

7.3	Nothing herein contained shall preclude any Party from making any required report or disclosure to any governmental entity or any other organisation that provided funding which in whole or in part resulted in the Study Results and which organisation requires reports of disclosures to be made; provided that the Parties shall use reasonable endeavours to ensure that any disclosure made under this Clause will not prejudice any Application. Each Party will comply with its own reporting requirements.

7.4	To avoid doubt, NUH, the Principal Investigator and Company are not required to comply with this Clause 7 where information from the Study is used for the purposes of non-commercial internal medical, academic, research or educational training.

8	Clinical Data Ownership

8.1	All Source Data, Source Documents as well as all identifiable Study Subject information, clinical data and medical records shall belong to NUH. Study Results shall be jointly owned by both Parties. For the avoidance of doubt, the Study Results shall not contain or include any identifiable Study Subject information.

8.2	Except as otherwise expressly stated herein, NUH shall be under no obligation to disclose any Source Data, Source Documents, or Case Report Forms or any other document or information arising from the Study to Company.

9	Intellectual property

9.1	This Agreement does not affect the Background IP of any Party. All information, Know-how and Background Intellectual Property disclosed in connection with this Agreement shall remain the property of the Party introducing and/or disclosing the same to the other for the purposes of this Agreement. It is agreed by the Parties that use of such information, Know-how and Background Intellectual Property shall not be construed as a grant of any right or license except as set forth in a separate duly executed license agreement.

9.2	Discoveries or inventions that relate to any enhancements or modifications to the Product arising from the conduct of the Study, whether conceived or reduced to practice either solely by or jointly with NUH, (together with any intellectual property rights therein, “Joint Product IP”), will be the joint property of NUH and Company. Each Party shall promptly and fully disclose to the other Party in writing any Joint Product IP that may require protection. In the event that such disclosed Joint Product IP constitute patentable subject matter and the arising Joint Product IP requires protection, such disclosure shall be held in confidence until the relevant patent protection with respect to the Joint Product IP is filed.

9.3	The Parties shall have rights to make joint applications for the protection of the Joint Product IP and to determine the commercial exploitation of the same. Before any protection or commercialisation of any Joint Product IP takes place, the Parties shall proceed diligently to negotiate in good faith and agree on the terms and conditions for protection and commercialisation of any Joint Product IP in a definitive written agreement.

9.4	Notwithstanding anything to the contrary, each Party shall have the unfettered right to use Joint Product IP for one or more of the following non-commercial purposes: (a) internal use; (b) research use; (c) development use; (d) academic use; (e) educational use.

10	Warranties and indemnity

10.1	Save as expressly stated herein, NUH and Principal Investigator make no warranties, express or implied, concerning the Source Data, Source Documents, Study Results or Study Report, and in particular, the merchantability or fitness for any particular purpose thereof.

10.2	NUH warrants that the Study will be conducted in accordance with the Study Protocol, the ICH-GCP, conditions imposed by the Ethics Committee, the terms and conditions set out in this Agreement, as well as all laws and guidelines (including those governing the protection and privacy of personal data).

10.3	Company warrants that

(a)	the Product does not infringe the intellectual property rights of third parties; and
(b)	the Product is of satisfactory quality, fit for the purpose stated in the Study Protocol, in accordance with the specifications provided by Company, and complies with all laws, regulations and guidelines on good manufacturing practices in relation to the Product.

10.4	Company agrees to indemnify and hold harmless the Indemnified Parties from and against any liabilities, claims, costs, expenses, loss and damages (including personal injury and death) arising out of or relating to

(a) the manufacturing and/or packaging of the Product;

(b) any breach of the warranties in this Clause 10; and

(c) any breach of Company’ obligations under Clause 5 or 6;

except to the extent that such liability, claims, expenses, loss or damages are directly and solely caused by:

(i)	the failure of the [Indemnified Parties ] to comply with the terms of this Agreement;
(ii)	the failure of the[ Indemnified Parties] to comply with Applicable Laws; or
(iii)	negligence or willful misconduct or breach of this Agreement on the part of NUH or the Principal Investigator.

The [Indemnified Parties]shall promptly notify Company in writing of any such claims and shall not enter into any settlement, agreement, arrangement or compromise that would have a material adverse effect on Company.

11	Limitation of Liability

To the fullest extent allowed by Applicable Laws, and save for wilful acts, default or gross negligence on their respective parts, a Party shall not be liable to the other Party under any bases of liability, for any loss of revenue or profit, loss of business or business opportunity or loss of goodwill or any indirect, incidental, special or consequential loss incurred by that other Party arising out of or in connection with this Agreement, even if the first-mentioned Party had been advised of the possibility of such damage.

12	Insurance

12.1	Company shall at its sole cost and expense, procure and maintain adequate insurance which provides liability coverage for Company’ obligations under this Agreement, including products liability insurance. Company shall upon NUH’s request, provide NUH with written evidence of such insurance coverage.

12.2	Company confirms that it has adequate and appropriate clinical trial insurance coverage.

12.3	The terms of any insurance or the amount of cover shall not relieve either Party of any liabilities under this Agreement.

13	Termination

13.1	A Party may terminate this Agreement immediately by notice in writing if the other Party:

(a)	is declared insolvent, bankrupt, cannot pay its debts when due or has an administrator or receiver appointed over all or any part of its assets, or ceases or threatens to cease to carry on its business; or
(b)	materially breaches the Agreement and the breach cannot be remedied; or
(c)	materially breaches the Agreement and the breach has not been remedied within thirty (30) days’ written notice.

13.2	Either Party may terminate this Agreement and the Study at any time by giving the other Party not less than thirty (30) days’ notice in writing.

13.3	NUH may terminate the Study immediately in the event NUH and/or the Principal Investigator believes on reasonable grounds that continuing the Study poses an unacceptable risk to the rights, interests, safety or well-being of Study Subjects, or if a Serious Adverse Event occurs which necessitates the discontinuance of the Study.

13.4	Upon notice of termination, the Parties shall cooperate, if necessary in the interests of the Study Subjects, to put in place an appropriate phase-out period.

13.5	Termination or expiry will not affect the accrued rights or liabilities of either Party. Termination or expiry will not affect the clauses of this Agreement which are intended by their nature to survive termination or expiry.

14	Publicity

14.1	No Party shall use the name, logo, trademark or service mark of the other Party either expressly or by implication, for any purpose, whether in relation to any publicity, advertising or news release, without obtaining the prior written approval of that other Party. Provided that nothing in this Clause shall preclude either Party from reporting on, or disclosing the fact of the existence of this Agreement, to a governmental agency.

14.2	Any media release, publication or announcement, whether in the press, internet, or any other form of media platform whatsoever, whether or not solicited by the media, or by way of response to questions, comments, feedback or queries from the media or otherwise, that arises from or is with reference to this Agreement or Study, including the research carried out, any discoveries, progress or developments thereunder, shall be subject to the other Party’s prior written approval, which shall not be unreasonably withheld or delayed. Prior to being released or made, a copy of all press or media releases or public announcement which a Party intends to issue or make regarding this Agreement or Study shall be provided to the other Party at least two weeks prior to the date of such release for approval, which approval shall not be unreasonably withheld.

15	Force Majeure

15.1	Neither Party shall be liable for any failure to perform or delay in performance of its obligations hereunder caused by an act of God, an outbreak of hostilities, riot, civil disturbance, act of terrorism, act of any government or authority, fire, explosion, flood, outbreak of an infectious disease, strike, lock out or industrial action of any kind or any other cause or circumstances beyond its reasonable control and the time for performance shall be extended by a period equivalent to that during which performance is so prevented provided that if such delay or failure persists for more than 3 months, either Party may terminate this Agreement by serving not less than 1 week’s notice in writing.

15.2	Company acknowledges and agrees that NUH has a paramount obligation to comply with the directives of the relevant authorities, to discharge its duties with regard to public healthcare and to act at all times in the interest and welfare of its patients. NUH shall not be required or obliged under this Agreement to act in any manner contrary to such paramount obligation.

16	Relationship between the Parties

16.1	Company and NUH enter into this Agreement as independent contractors and nothing in this Agreement creates a relationship of employer and employee, principal and agent, joint venture or partnership between Company on the one hand and NUH on the other hand. No Party shall have any authority to act for or assume any obligation or responsibility of any kind, express or implied, on behalf of the other party or bind or commit the other party for any purpose in any way whatsoever.

17	Assignability

17.1	Except as expressly provided for in this Agreement, no Party may assign any right or novate, charge, delegate, sub-license or sub-contract any obligation or otherwise dispose of or transfer any of its rights or obligations under this Agreement without the written permission of the other Party which permission may not be unreasonably withheld or delayed.

17.2	Without prejudice to the foregoing, Parties agree that NUH may assign or transfer all or any of its rights or obligations, including its legal and beneficial rights to and ownership in and rights of use of any IP to any one or more of its Affiliates without further reference to Company, or any obligation to obtain Company’s consent.

18	Notices

18.1	Any notice or other communication required to be served shall be in writing and addressed to the address of the intended recipient as set out above or to such other address as may have been notified to the sender and may be sent in person or by registered post, courier or facsimile transmission to the address stated in Schedule A.

18.2	All notices or communications relating to this Agreement shall be deemed to be duly received ten (10) days after mailing or upon actual receipt, whichever is earlier, and if sent by electronic mail, shall be deemed received when the acknowledgment of receipt from the electronic mail recipient is received by the sender. Any subsequent communication relative to this Agreement shall be sent to the last said notified postal address or electronic mail address.

19	Dispute Resolution

19.1	In the event of any dispute, disagreement or difference arising out of or in connection with or in relation to this Agreement, including any question regarding the existence, validity, termination, application or interpretation of this Agreement or any of its provisions, (“Dispute”), Parties agree to use their best endeavours to settle the Dispute informally by agreement. All Parties shall always act in good faith and co-operate with each other to resolve any Disputes.

19.2	If the Dispute is not settled in accordance with Clause 19.1 above, Parties shall use reasonable efforts to resolve the same through mediation at the Singapore Mediation Centre and its rules and procedures shall apply accordingly. Either Party can serve a notice for mediation to the other and the Party who receives a notice for mediation shall consent and participate in the mediation process as aforementioned. Failure to comply with this clause shall be deemed a breach of Contract.

19.3	If no agreement is reached between the Parties thereafter within sixty (60) days from the commencement date of mediation process, the Parties hereby agree that the Dispute shall be referred to and finally resolved by exclusive jurisdiction of the Courts of the Republic of Singapore.

19.4	For the avoidance of doubt, it is agreed that nothing in this Clause shall prevent a Party from seeking urgent equitable relief that is necessary to protect the rights or property of that Party from an appropriate Court having jurisdiction without waiving any other remedies under this Agreement prior to the commencement of any dispute resolution proceedings hereunder.

19.5	The commencement of any mediation or litigation proceedings shall in no way affect the continual performance of the obligations of the the Parties under this Agreement, except in so far as such obligations relate to the subject matter of such proceedings.

19.6	Parties shall keep the dispute resolution proceedings and all information, documents, evidence and all matters relating thereto confidential in accordance with Clause 5.

19.7	This Agreement shall be subject to, governed by and construed in accordance with the laws of Singapore.

20	General

20.1	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. No purported variation of this Agreement shall be effective unless made in writing and signed by both Parties.

20.2	If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the other provisions thereof and the remainder of the affected provision.

20.3	The provisions of this Agreement that are contemplated to be enforceable after the termination or expiry of this Agreement shall survive the termination or expiry of this Agreement.

20.4	The failure by either Party at any time to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision hereof. A waiver shall not be effective unless it is in writing.

20.5	This Agreement may be executed in one (1) or more counterparts by the duly authorised representatives of the Parties, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement provided that this Agreement shall be of no force and effect until the counterparts are exchanged.

20.6	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term of the Agreement.

AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by	)
)
for and on behalf of	)
NATIONAL UNIVERSITY HOSPITAL (SINGAPORE))
PTE LTD	)
in the presence of: -)		/s/ Authorized Signatory
	)	Name: [*****]
	)	Designation: Group Director for Research
	)	National University Health System
	)	Date: 10 March 2023

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SIGNED by	)
)
for and on behalf of	)
CYTOMED THERAPEUTICS LIMITED	)
)
in the presence of: -)
	)	/s/ Choo Chee Kong
	)	Name: Choo Chee Kong
	)	Designation: Director
	)	Date:

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SCHEDULE A

STUDY PROTOCOL [to be attached separately]

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SCHEDULE B

Support to be provided by Company to NUH

Product :

CTM-N2D. Product description is described in the study protocol.

Budget breakdown – Cash and in-kind contribution by the Parties

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Other Invoiced Costs:

1.	Budget does not include the costs for additional, repeated or unscheduled tests /visits /procedures /assessment. To charge sponsor separately if done, with reasonable effort from institution to seek sponsor’s approval before such tests/visits/procedures and assessments are performed, if the tests/visits/procedures/assessments are not already specified in the protocol.

2.	For incidental treatment as a result of trial related hospitalisation or toxicities, Sponsor will be invoiced accordingly.

3.	Sponsor will be responsible for the payment of tests and procedures resulted from study-drug toxicities and the medication prescribed to treat the toxicities.

4.	Additional premedication given to subject as deemed needed by investigators will be invoiced to sponsor accordingly.

5.	Off study visit will be invoiced to sponsor as pass through cost.

6.	Cost for subjects who failed screening will be claimed from sponsor. Up to 9 screen failure is allowed for patient group and 20 for healthy donor group.

Terms and Conditions:

1.	Cost of tests/procedures is current and is subjected to NUH cost review/adjustment policy with Sponsor’s approval

2.	There will be a surcharge of 30% on all direct patient costs for non-resident patients.

3.	All charges are inclusive of prevailing GST.

●	Payment Schedule

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